Exhibit 10.9

AMENDMENT

TO THE

PROFIT SHARING PLAN FOR EMPLOYEES

OF

ALLIANCE CAPITAL MANAGEMENT L.P.

Amendment (this “Amendment”), dated as of December 28, 2005, to the Profit Sharing Plan for Employees of Alliance Capital Management L.P. (the “Plan”).

WHEREAS, Alliance Capital Management L.P. (“Alliance”) desires to amend the Plan as provided herein; and

WHEREAS, pursuant to Section 15.01 of the Plan, Alliance has the authority to amend the Plan, subject to action by the Board of Directors of the general partner of Alliance, or a Committee thereof designated by such Board;

NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2006, unless otherwise specified, as follows:

1. Section 1.24(a)(2) is amended in its entirety to read as follows:

(2)                        each hour of a period during which no duties are performed due to vacation, holiday, illness, incapacity, layoff, jury duty, military duty or leave of absence, determined in accordance with the following rule: he shall be credited with (45) Hours of Service for each week or partial week of the period of  absence.

2. Section 1.24(c) is amended to read as follows:

(c)  An Employee’s Hours of Service need not be determined from employment records, and such Employee may, in accordance with uniform and non-discriminatory rules adopted by the Committee, be credited with forty-five (45) Hours of Service for each week in which he would be credited with any Hours of Service under the provisions of Subsection (a) or (b).

3. Section 1.28 is amended to read as follows:

Section 1.28. “Leave of Absence” means any absence on leave approved by an Employee’s Employer.

4. Section 2.04(c) is amended in its entirety to read as follows:

(c)  “Eligible Spouse” means, except to the extent as may otherwise be provided in any “qualified domestic relations order” within the meaning of Code Section 414(p):

(1)  in the case of a Member who dies before the commencement of any installment payments pursuant to Section 10.01(b), his lawfully married spouse on the date of his death.

(2)  in the case of a Member who dies after the commencement of any installment payments pursuant to Section 10.01(b), his lawfully married spouse on the date such payments commenced.

5. Section 5.01 of the Plan is amended to read as follows:

Section 5.01. Member Salary Deferral Elections.

For each Plan Year beginning after December 31, 2005, any Member may elect to defer the receipt of a portion (or such other amount as the Committee may direct) of his “Salary Reduction Compensation” while a Member for the Plan Year, in such increments that the Committee may decide, and direct the Employer to contribute the amount so deferred into the Trust to be invested in the Investment Fund or Funds designated by the Member. A Member’s election shall be made in a form prescribed by the Committee filed with the Member’s Employer, prior to the date that the Compensation would, but for the election, be made available to the Member, and the election shall remain in effect until it is modified or terminated, all in accordance with rules established by the Committee. In no event may a Member’s salary deferral exceed the $15,000 dollar limitation (or any higher amount that may be allowed by Treasury Regulations), as provided in Code Section 402(g). Any Member’s salary deferral for any pay period may be further adjusted, at the Committee’s direction and discretion, to comply with the discrimination standards applicable to Code Section 401(k) arrangements in particular, to all plans qualified under Code Section 401(a) in general, and/or with the limitations contained in Article XVI.

“Salary Reduction Compensation” means a Member’s base salary,  draw, overtime pay, bonuses and commissions received for services rendered to an Employer, which term shall include the amount of a Member’s Salary Deferral, but shall not include, by way of example rather than by way of limitation, severance pay, distributions on Units, reimbursement for moving expenses, reimbursement for educational or other expenses, contributions or benefits paid under this Plan or any other plan of deferred compensation, expatriate tax equalization or similar payments, or any other extraordinary item of compensation or income. In addition, Salary Reduction Compensation shall not include amounts paid to non-resident aliens which do not constitute income from United States sources (within the meaning of Code Section 862) except in the case of a non-resident alien who is a Member and for whom the Company so specifies. Salary Reduction Compensation for any Plan Year shall not exceed the applicable Code Section 401(a)(17) dollar limit.

6. Section 5.05(c)(v) is amended by substituting the words “Salary Reduction Compensation” for the word “Compensation” where it appears therein.

7. Section 10.01 is amended to read as follows:

Section 10.01. Retirement Benefits.

Retirement benefits, determined pursuant to Section 9.01, shall be paid in either of the following modes or any combination thereof:

(a)  in a single cash sum, valued as of the Accounting Date immediately preceding the payment.

(b)  in regular annual installments of approximately equal value in cash, provided that the present value of the payments expected to be distributed to the Member must exceed one-half (½) the amount accumulated in the Member’s Accounts determined as of an Accounting Date coincident with or immediately prior to the Accounting Date immediately preceding the date installments are to commence. An Account being distributed in installments shall be appropriately adjusted in accordance within Section 8.01 until fully distributed.

8. Section 10.03 is amended to read as follows:

Section 10.03. Death Benefits.

Death benefits, determined pursuant to Section 9.03, shall be paid to the Member’s Beneficiary in a single cash sum as soon as reasonably practicable after the Accounting Date coincident with or next following the Member’s Death.

9. Section 10.09 is amended to read as follows:

Section 10.09. Consent to Distributions.

No amount shall be distributed to a Member pursuant to Section 10.01, 10.02 or 10.04 without his written consent, unless the amount to be distributed to the Member is not in excess of $5,000. In the event a Member’s consent to a distribution is required pursuant to this Section 10.09, such distribution shall be made or commence to be made as soon as reasonably practicable after the Accounting Date coincident with or next following the date on which such consent is received by the Committee.

Effective as of March 28, 2005, the $5,000 referenced in the above paragraph shall be changed to $1,000.